UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2011

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51532	73-1721486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47669 Fremont Boulevard Fremont, CA		94538
(Address of principal executive offices)		(Zip Code)

(510) 979-0400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3. 01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 16, 2011, Ikanos Communications, Inc. (the “Company”) received from the Nasdaq Stock Market (“Nasdaq”) a letter (the “Nasdaq Letter”) indicating that the Company is not in compliance with Nasdaq Marketplace Rule 5450(a)(1) requiring listed securities maintain a minimum bid price of $1.00 per share. Based upon the closing bid price for the last 30 consecutive business days prior to the date of the Nasdaq Letter, the Company no longer meets this requirement.

The Nasdaq Letter advises the Company that, in accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company will be provided 180 calendar days, or until June 13, 2012, to regain compliance. The Nasdaq Letter further advises that such compliance can be achieved if, at any time before June 13, 2012, the bid price of the Company’s common stock closes at $1.00 or more per share for a minimum of 10 consecutive business days. However, there can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 5450(a)(1).

If the Company does not regain compliance by June 13, 2012, Nasdaq will provide written notification to the Company that its common stock may be delisted. At that time, the Company may appeal Nasdaq’s decision to a Listing Qualifications Panel. The Company intends to actively monitor the bid price for its common stock between now and June 13, 2012, and will consider its available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2011

IKANOS COMMUNICATIONS, INC.

By:	/s/ Dennis Bencala
Dennis Bencala Chief Financial Officer and Vice President of Finance